Exhibit 23.1 Consent of Independent Auditors We agree to the inclusion in this Current Report on Form 8-K/A of Supernus Pharmaceuticals, Inc. of our report, dated March 30, 2020, on our audit of the consolidated financial statements of USWM Enterprises, LLC and Subsidiaries for the years ended December 31, 2019 and 2018. Louisville, Kentucky August 24, 2020   Lexington ■ Louisville ■ Raleigh deandorton.com